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                                                                    EXHIBIT 15.3

August 4, 1997

Board of Trustees and Shareholders of
Security Capital Industrial Trust

We are aware that Security Capital Group Incorporated has included or incorporated by reference in its Registration Statement No. 333-26259 Security Capital Industrial Trust's consolidated financial statements for the quarter ended March 31, 1997, which includes our report dated May 2, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of such registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP